As filed with the Securities and Exchange Commission on January 5, 2024
Registration No. 333-232104
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-232104

UNDER THE SECURITIES ACT OF 1933

StarTek, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	84-1370538 (I.R.S. Employer Identification No.)
4610 South Ulster Street, Suite 150
Denver, Colorado 80237
(303) 262-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bharat Rao
Chief Executive Officer
StarTek, Inc.
4610 South Ulster Street, Suite 150
Denver, CO 80237
(303) 262-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Jeffrey R. Kesselman, Esq.
Sherman & Howard L.L.C.
675 15th Street, Suite 2300
Denver, CO 80202
Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 No. 333-232104 (the “Registration Statement”) of StarTek, Inc., a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission on June 13, 2019 to register the resale from time to time of up to an aggregate of 692,520 shares of the Company’s common stock, par value $0.01 per share (the “Registered Securities”). The Registration Statement was declared effective on June 19, 2019.This Post-Effective Amendment No.1 is being filed to deregister any and all Registered Securities that remain unsold under the Registration Statement.

On October 10, 2023, the Registrant entered into the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Registrant, Stockholm Parent, LLC (“Parent”), and Stockholm Merger Sub, Inc. (“Merger Sub”). Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the General Corporation Law of Delaware, at the effective time of the Merger (as defined herein), Merger Sub will merge with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, there are no longer any Registered Securities outstanding.

In connection with the foregoing, the Registrant has determined to terminate the offering of Registered Securities under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Registered Securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, Country of England, on January 5, 2024.

STARTEK, INC.

By:	/s/ Bharat Rao
Bharat Rao
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.